Exhibit 99.1

Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000

ICR Inc.
John Mills
Katie Turner
(646) 277-1228

Primo Water Announces Results for the Second Quarter Ended June 30, 2012

WINSTON-SALEM, N.C., August 7, 2012 -- Primo Water Corporation (Nasdaq: PRMW), a leading provider of multi-gallon purified bottled water, self-serve filtered drinking water, water dispensers, sparkling beverage appliances and related consumables, today announced financial results for the second quarter ended June 30, 2012.

Business Highlights:

•	Q2 sales increased 20.6% to a record $25.0 million compared to the prior year.

•	Water dispenser units sell-thru to consumers increased 36.7% to a record 96,500 compared to Q2 of the prior year.

•	Total locations increased to 24,200 that offer water and/or appliances at the end of Q2.

•	Company takes non-cash impairment charges of $24.9 million related to goodwill and Omnifrio technology.

“We are pleased with our ability to increase net sales in-line with our expectations for the second quarter as we continue to add new dispenser households and grow our water sales,” commented Billy D. Prim, Primo Water’s President and Chief Executive Officer. “Despite this sales growth, the Flavorstation business is progressing at a slower rate than we expected. Consequently, after further review of our business segments, we made the decision to focus more on the growth of our core water and dispenser businesses going forward, and we will pursue shareholder-enhancing strategic alternatives including potential Flavorstation appliance brand licensing partnerships or the sale of certain Flavorstation appliance assets.  We believe this strategy, combined with the attractive beverage industry dynamics should provide Primo Water with a strong opportunity to increase sales, expand margins and improve profitability long-term.”

Second Quarter Results

Total net sales increased 20.6% to $25.0 million from $20.7 million in the second quarter of 2011. This increase was due to growth in both water and dispenser sales.

Sales in the Dispenser segment for the second quarter of 2012 increased 58.0% to $9.3 million compared to $5.9 million in the second quarter of 2011. The increase was due primarily to new locations that offer dispensers as well as sell-thru growth at existing locations.  Sell-thru to consumers increased 36.7% compared to the second quarter of 2011 to a record 96,500 units.  The Company believes that increased water dispenser penetration will lead to increased recurring water sales.

Water segment sales for the second quarter of 2012 increased 3.6% to $15.4 million compared to $14.8 million in the second quarter of 2011. Sales in the Water segment consist of sales of multi-gallon purified bottled water (“exchange”) and self-serve filtered drinking water vending services (“refill”).  The water segment sales increase was primarily due to a 14.2% increase in U.S. exchange sales that resulted from acceleration in same-store unit growth of 14.7% for the second quarter compared to 5.0% for the first quarter of 2012 and 2.5% in the prior year’s second quarter.  The increase in U.S. exchange sales was partially offset by reductions in refill sales, primarily due to lower empty bottle sales as well as reduced Canadian exchange sales.

The following table sets forth information regarding locations where the Company’s dispensers and water are sold as well as certain sales information.

	2Q12	2Q11	% Change
Total locations (thousands)	24.2	21.4	13.1%
Dispenser locations (thousands)	7.7	5.5	40.0%
Dispenser units Sold (thousands)	115.5	83.9	37.6%
Dispenser units sell-thru (thousands)	96.5	70.6	36.7%
Water locations (thousands)	16.5	15.9	3.7%

Gross margin decreased to 17.5% for the second quarter from 27.1% for the second quarter of 2011.  Gross margin was impacted by the negative gross margin in our Flavorstation business as a result of a $0.5 million charge related to flavor inventory obsolescence, a decrease in Dispenser gross margin and to a lesser extent by a higher mix of lower margin Dispenser sales. Gross margin in the Water segment decreased to 31.8% compared to 34.6% in the same period in the prior year primarily due to an increased mix of lower margin exchange sales as well as increased refill costs related to consolidation in the service provider network.  Gross margin for the Dispenser segment decreased to 0.7% from 8.3% in the prior year, primarily due to increased third-party manufacturing costs.  The Company initiated price increases and expects increased Dispenser margins for the remainder of the year.

The GAAP net loss for the second quarter of 2012 was $(26.3) million or $(1.11) per share, compared to $(2.0) million or $(0.10) per share for the same period in the prior year.  The GAAP net loss was primarily driven by non-cash impairment charges of $24.9 million related to goodwill and other intangible assets.  Non-GAAP pro forma fully-taxed net loss was $(0.7) million or $(0.03) per share for the second quarter of 2012 compared to $(0.3) million or $(0.01) per share for the same period in the prior year. The primary differences in GAAP and non-GAAP earnings are the $24.9 million non-cash impairment charges. The Company does not expect to pay U.S. income taxes in the near future as it has sufficient net operating loss carryforwards to offset taxable income.

The non-cash impairment charges include $6.4 million and $7.0 million related to goodwill and developed technology related to the Omnifrio acquisition, respectively.  Due to delays in development and manufacturing, the Company determined that the Omnifrio appliance would not be available for sale this 2012 holiday season.   Additionally, the Company examined indicators of impairment due to its stock price being significantly lower than book value, which resulted in an impairment charge of $11.5 million for goodwill related to its Water segment.

The Company’s Water segment continues to perform well with solid sales growth and profitability. The Water segment’s operating income for the second quarter of 2012 increased 4.2% to $3.8 million compared to the prior year.  The appliance segments including both Flavorstation and Dispensers have generated increased sales; however, they reported operating losses in the second quarter.  As a result of this operating performance, the Company’s business strategy will focus on the core Water and Dispenser businesses going forward.  The Company plans to explore shareholder-enhancing strategic alternatives during the second half of 2012 for its Flavorstation business, including but not limited to a brand licensing partnership or the sale of certain assets and technologies.  The Company will provide interim updates as appropriate.

Guidance

The Company adjusted its full year 2012 guidance to reflect the impairment charges previously described. In addition, based on the Company’s decision to pursue strategic alternatives for Flavorstation, the updated guidance reflects nominal Flavorstation contribution.   The Company now expects full year 2012 net sales to increase to a range of $94.0 to $100.0 million.  Full year 2012 GAAP net income per share has been revised to a range of $(1.37) to $(1.44) and non-GAAP pro forma fully-taxed net income per share has been revised to a range of $(0.14) to ($0.18).  These revised estimates reflect non-cash impairment charges of $24.9 million, debt restructuring charges of $1.1 million incurred in the first and second quarters and $1.6 million of additional interest expense for the year.  For 2012, the Company expects Water sales will increase 12% to 17% and Dispenser sales will increase 25% to 30% compared to 2011.  The Company expects to end 2012 with between 24,500 and 25,000 total locations.

The Company expects third quarter 2012 net sales to be in the range of $26.0 to $28.0 million; third quarter GAAP net loss per share to be $(0.05) to $(0.08); and third quarter non-GAAP pro forma fully-taxed net loss per share to be $(0.02) to $(0.04). The Company expects to end the third quarter of 2012 with between 24,200 and 24,500 total locations.

The adjustments from GAAP EPS to non-GAAP pro forma fully-taxed EPS for 2012 consist of adjustments related to non-cash impairment charges, debt restructuring costs, non-cash stock-based compensation, and acquisition-related costs, amortization of intangible assets and the pro forma effect of applying full income tax rates.

The Company intends to continue to execute on their three long-term strategies:

•	Increase total retail locations to 50,000 - 60,000;
•	Increase sales of innovative dispensers, which we believe will lead to greater household penetration and sales of consumables; and
•	Selectively pursue strategic acquisitions.

Conference Call and Webcast

The Company will host a conference call to discuss these results at 4:30 p.m. ET on August 7, 2012.  Participants from the Company will be Billy D. Prim, Chief Executive Officer, and Mark Castaneda, Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Primo Water's website at www.primowater.com, and will be archived online through August 21, 2012.  In addition, listeners may dial (866) 712-2329 in North America, and international listeners may dial (253) 237-1244.

About Primo Water Corporation

Primo Water Corporation (Nasdaq: PRMW) is a leading provider of multi-gallon purified bottled water, self-serve filtered drinking water, water dispensers, sparkling beverage appliances and related consumables sold through major retailers throughout the United States and Canada. Learn more about Primo Water at www.primowater.com.

Forward-Looking Statements

Certain statements contained herein (including our 2012 guidance) are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "should," "would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of the Company's exchange and refill services, its water dispensers and Flavorstation products and related consumables, changes in the Company's relationships with its independent bottlers, distributors and suppliers, the entry of a competitor with greater resources into the marketplace and competition and other business conditions in the water, water dispenser and carbonating appliance industries in general, the Company’s experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issues, the loss of key Company personnel, changes in the regulatory framework governing the Company's business, the Company's inability to efficiently and effectively integrate the recently acquired businesses with the Company's historical business, the Company's inability to efficiently expand operations and capacity to meet growth, the Company's inability to develop, introduce and produce new product offerings within the anticipated timeframe or at all, the Company’s inability to comply with its covenants in its credit facilities, the failure of lenders to honor their commitments under the Company's credit facilities, the Company’s inability to execute a strategic transaction involving its Flavorstation business, as well as other risks described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 15, 2012 and its subsequent filings under the Securities Exchange Act of 1934. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Use of Non-GAAP Financial Measures

To supplement its financial statements, the Company also provides investors with information related to non-GAAP pro forma fully-taxed net income (loss) per basic and diluted share, which are non-GAAP financial measures. The Company believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.  Management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes.  These measures are also presented to the Company’s board of directors.

Non-GAAP pro forma fully-taxed net loss per share consists of net loss plus the provision for income taxes, non-cash impairment charges, non-cash stock-based compensation expense, debt restructuring costs, and acquisition-related costs, amortization of intangible assets, pro forma effect of expected acquisition synergies and the pro forma effect of applying full income tax rates divided by the weighted average number of shares of common stock outstanding during each period. Primo believes non-GAAP pro forma fully-taxed net loss per share is useful to an investor because it is widely used to measure a Company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

Primo Water Corporation
Condensed Consolidated Balance Sheets
(in thousands, except par value data)

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash	$883	$751
Accounts receivable, net	14,923	14,118
Inventories	9,139	8,826
Prepaid expenses and other current assets	4,057	3,234
Total current assets	29,002	26,929

Bottles, net	3,742	3,704
Property and equipment, net	46,104	47,101
Intangible assets, net	12,931	20,374
Goodwill	67,263	85,256
Other assets	1,975	1,085
Total assets	$161,017	$184,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,717	$11,155
Accrued expenses and other current liabilities	5,323	4,397
Current portion of capital leases and notes payable	15	14,514
Total current liabilities	20,055	30,066

Long-term debt, capital leases and notes payable, net of current portion	18,847	44
Other long-term liabilities	839	4,710
Total liabilities	39,741	34,820

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value - 10,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.001 par value - 70,000 shares authorized, 23,751 and 23,658 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	24	24
Additional paid-in capital	272,021	271,220
Common stock warrants	8,116	7,007
Accumulated deficit	(158,272)	(128,102)
Accumulated other comprehensive loss	(613)	(520)
Total stockholders’ equity	121,276	149,629
Total liabilities and stockholders’ equity	$161,017	$184,449

Primo Water Corporation
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$24,961	$20,701	$44,742	$37,840
Operating costs and expenses:
Cost of sales	20,595	15,085	35,245	27,197
Selling, general and administrative expenses	4,677	4,485	9,647	8,545
Other operating income	(2,000)	-	(2,000)	-
Non-recurring and acquisition-related costs	369	216	395	919
Depreciation and amortization	2,906	2,259	5,474	4,160
Goodwill and developed technology impairment	24,933	-	24,933	-
Total operating costs and expenses	51,480	22,045	73,694	40,821
Loss from operations	(26,519)	(1,344)	(28,952)	(2,981)
Interest expense and other, net	1,273	479	2,177	766
Loss before income taxes	(27,792)	(1,823)	(31,129)	(3,747)
Income tax (benefit) provision	(1,487)	153	(959)	342
Net loss	$(26,305)	$(1,976)	$(30,170)	$(4,089)

Basic and diluted loss per common share:
Net loss	$(1.11)	$(0.10)	$(1.27)	$(0.21)

Basic and diluted weighted average common shares outstanding	23,720	20,133	23,697	19,626

Primo Water Corporation
Non-GAAP Reconciliation
(Unaudited; in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net loss	$(26,305)	$(1,976)	$(30,170)	$(4,089)
Income tax (benefit) provision	(1,487)	153	(959)	342
Loss before income taxes	(27,792)	(1,823)	(31,129)	(3,747)
Goodwill and developed technology impairment	24,933	-	24,933	-
Debt restructuring costs	531	-	1,061	-
Amortization of intangible assets	477	420	921	659
Non-cash, stock-based compensation expense	376	239	787	427
Non-recurring and acquisition-related costs	369	216	395	919
Pro forma effect of expected acquisition synergies	-	531	-	1,368
Pro forma effect of full income tax	420	158	1,152	142
Non-GAAP net loss	$(686)	$(259)	$(1,880)	$(232)

Basic and Diluted non-GAAP net loss per share	$(0.03)	$(0.01)	$(0.08)	$(0.01)

Basic and diluted shares used to compute non-GAAP net loss per share	23,720	20,133	23,697	19,626

Primo Water Corporation
Segment Information
(Unaudited; in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Segment income (loss) from operations
Water	$3,754	$3,601	$7,786	$7,181
Dispensers	$(299)	474	$(781)	56
Flavorstation	$(942)	(271)	$(1,499)	(287)